EXHIBIT 15.1

     We have attempted and have been unable to obtain from Arthur Andersen LLP ("Andersen") a consent for the reissuance of their report on our consolidated balance sheets as of July 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the periods ended July 31, 2001 and 2000, nor for the reissuance of their report on our supplemental schedule for the years ended July 31, 2001 and 2000. As such, we will be including a copy of Andersen's prior audit reports in the filing and will prominently disclose the fact that the report is a copy and that it has not been reissued by Andersen.